Exhibit 10.41
AMENDMENT LETTER
To:    Enstar Group Limited
as Parent (on behalf of itself and in its capacity as Obligors' Agent)

Date: February 15, 2016
Dear Sirs
US$665,000,000 Revolving Credit Facility Agreement (the "RCF Agreement") dated 16 September 2014 as amended and restated on 27 February 2015 and as further amended on 1 May 2015, between, among others, Enstar Group Limited (the "Parent") and National Australia Bank Limited (ABN 12 004 044 937) as agent (the "Agent")

1.	DEFINITIONS
Terms defined in the RCF Agreement have the same meaning when used in this letter and references to clauses are to clauses of the RCF Agreement.

2.	BACKGROUND
At the request of the Parent, the Finance Parties have agreed to make certain amendments to the RCF Agreement in the terms set out in this letter.

3.	AMENDMENTS TO RCF AGREEMENT
With effect from the date that the Parent countersigns this letter, the Parties agree that:

(a)
the definition of Permitted Guarantee in clause 1.1 (Definitions) of the RCF Agreement shall be deleted and replaced with the definition of Permitted Guarantee in schedule 1 (Amended definition of Permitted Guarantee) of this letter;

(b)	new definitions shall be inserted into clause 1.1 (Definitions) of the RCF Agreement as follows:
"Guarantee Assessment" means a written assessment by a duly qualified independent actuarial firm of each Subsidiary Guarantee Fair Value in form and substance satisfactory to the Agent;
"Subsidiary Guarantee" means a guarantee given by the Parent to a third party in respect of the obligations of any Subsidiary which is permitted pursuant to paragraphs (a) or (d) of the definition of Permitted Guarantee; and
"Subsidiary Guarantee Fair Value" means, in relation to each Subsidiary of the Parent, the lesser of:

(i)
the reserve liabilities of that Subsidiary in respect of those of its obligations guaranteed under the Subsidiary Guarantees calculated at the 99.5th per cent. confidence interval using standard actuarial methods less the assets held by that Subsidiary to support the guaranteed obligations of that Subsidiary; and

(ii)	the aggregate principal amount of the Subsidiary Guarantees granted in respect of that Subsidiary's obligations, provided that if such amount is less than zero, the Subsidiary Guarantee Fair Value shall be deemed to be zero;

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(c)	a new paragraph (h) shall be inserted into clause 1.2 (Construction) of the RCF Agreement as follows:
"For the avoidance of doubt, for the purposes of the definitions of "Fair Value", "Guarantee Assessment" and "Subsidiary Guarantee", each segregated account of a Subsidiary of the Parent shall be treated as a separate Subsidiary."

(d)	a new paragraph (d) shall be added to clause 22.2 (Financial Statements) of the RCF Agreement as follows:

"(d)	as soon as it is available, but in any event within 120 days after the end of each of the Parent's Financial Years, a Guarantee Assessment."

(e)	A new paragraph (h) shall be added to clause 22.7 (Information: miscellaneous) of the RCF Agreement as follows:

"(h)	promptly on request: (i) a calculation by the Parent of the Fair Value of each of the Permitted Guarantees; or (ii) a Guarantee Assessment."

4.	CIGNA GUARANTEE
The Parent shall, as soon as reasonably practicable after the date of this letter use reasonable endeavours to (i) procure that the CIGNA Guarantee is terminated in full or, if that is not possible, (ii) reduce the Guarantee Cap (as defined in the CIGNA Guarantee) as far as commercially practicable.

5.	MISCELLANEOUS

5.1	The Parent shall deliver in sufficient copies for all the Lenders a Guarantee Assessment within 60 Business Days of the date of this letter.

5.2
The amendments contained in this letter are given strictly on the basis of the terms of this letter and without prejudice to the rights of the Finance Parties. Nothing in this letter shall be deemed to constitute a waiver of any Event of Default or any further consent under any Finance Document whatsoever. The terms of the Finance Documents shall, save as amended by this letter, continue in full force and effect.

5.3
Each Guarantor (acting through the Parent on behalf of itself and in its capacity as Obligors' Agent) consents to the above amendments and confirms that clause 19 (Guarantee and Indemnity) remains and will continue in full force and effect.

5.4
If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

5.5	This letter is designated as a Finance Document.

5.6	This letter may be executed in counterpart all of which will, when read together, constitute one and the same document.

5.7
This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law and the Parent submits to the jurisdiction of the English courts on the terms set out in clause 42 (Enforcement).

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Please sign the duplicate of this letter to agree to and acknowledge the terms of this letter.

/s/ Russell Evans
for and on behalf of
National Australia Bank Limited
(ABN 12 004 044 937)
as Agent

We agree to the terms of this letter
/s/ Mark Smith
for and on behalf of
Enstar Group Limited
as Parent (on behalf of itself and in its capacity as Obligors' Agent)

Date: February 15, 2016

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SCHEDULE 1
Amended definition of Permitted Guarantee
"Permitted Guarantee" means:

(a)
any guarantee granted by the Parent in respect of ordinary course operational activities of any Subsidiary of the Parent, in an aggregate amount not at any time exceeding U.S.$425,000,000 (less any reduction in the Guarantee Cap (as defined in the CIGNA Guarantee from time to time) which as at the Effective Date includes the following:

(i)	guarantees granted by the Parent in respect of various segregated accounts of Fitzwilliam Insurance Limited described below:

(A)
the guarantee granted by the Parent in favour of Brampton Insurance Company Limited following the novation with effect from 1 October 2011 of the Whole Account Quota Share Reinsurance and Guarantee Deed dated 3 December 2010 as originally entered into between International Insurance Company of Hannover Limited, Fitzwilliam Insurance Limited acting in respect of its general account, Fitzwilliam Insurance Limited acting in respect of its segregated account No 21 and the Parent;

(B)
the guarantee dated 26 June 2012 entered into by the Parent in favour of National Australia Bank Limited (ABN 12 004 044 9371) in connection with a U.S.$157,878,505 letter of credit facility agreement dated 25 May 2010 (as amended from time to time) between Fitzwilliam Insurance Limited acting in respect of its segregated account No 18 as borrower and National Australia Bank Limited (ABN 12 004 044 9371) as lender;

(C)
the guarantee granted by the Parent pursuant to a guarantee agreement dated 31 December 2010 in favour of Connecticut General Life Insurance Company, Life Insurance Company of North America, CIGNA Global Reinsurance Company, Ltd., and CIGNA Europe Insurance Company S.A.-N.V. in connection with certain obligations of Fitzwilliam Insurance Limited acting in respect of its general account and Fitzwilliam Insurance Limited acting in respect of its segregated account No 23 arising under various Transaction Documents (as such term is defined therein) (the "CIGNA Guarantee");

(D)	the guarantee granted by the Parent in connection with certain obligations of Fitzwilliam Insurance Limited acting in respect of its segregated account No. 31 under:

(aa)
a quota share reinsurance contract ("Contract A") in respect of retrospective cover entered into on 10 June 2014 between (1) Fitzwilliam Insurance Limited as reinsurer, (ii) Torus Insurance (Bermuda) Limited as the company, (iii) Enstar Group Limited, and (iv) Trident V, LP, Trident V Parallel Fund, LP and Trident V Professionals Fund, LP; and

(bb)
a quota share reinsurance contract ("Contract B") in respect of prospective cover entered into on 10 June 2014 between (1) Fitzwilliam Insurance Limited as reinsurer, (ii) Torus Insurance (Bermuda) Limited as the company, (iii) Enstar Group Limited, and (iv) Trident V, LP, Trident V Parallel Fund, LP and Trident V Professionals Fund, LP,

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up to a total initial guaranteed amount of U.S.$40,152,600 and as such total amount may increase or decrease in accordance with the terms of Contract A and Contract B respectively;

(E)
the guarantee granted by the Parent in favour of Marlon Insurance Company Limited ("Marlon") pursuant to a reinsurance agreement dated 21st October 2013 and entered into by the Parent, Marlon and Fitzwilliam Insurance Limited acting in respect of its segregated account No 29;

(F)
the guarantee granted by the Parent in favour of Providence Washington Insurance Company (“PWIC”) with a maximum value of US$24.6m pursuant to a reinsurance agreement dated 13th November 2013 and entered into by the Parent, PWIC and Fitzwilliam Insurance Limited acting in respect of its segregated account No 30, provided that for each guarantee entered into after the Effective Date:

(ii)	notwithstanding (d) below, the maximum amount of any guarantee in relation to any portfolio of business of the Group is U.S.$160,000,000; and

(iii)	the guarantee will not attach below a 75 per cent confidence level in respect of the related reserves as calculated at the time of granting the guarantee;

(b)	any guarantee of Permitted Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness;

(c)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (a) of the definition of Permitted Security; or

(d)	any guarantee not permitted by the preceding paragraphs made in the ordinary course of business in an aggregate amount not exceeding U.S.$150,000,000 at any time, provided that: (i) the aggregate of the Subsidiary Guarantee Fair Values does not exceed U.S.$375,000,000 at any time; and (ii) no new guarantee will be permitted at any time after the occurrence of a Default which is continuing, other than guarantees provided in the ordinary course of trading by members of the Group which are not Obligors;

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